Exhibit 99.1

Consolidated Container Company Acquires Mayfair Plastics

ATLANTA, GA – July 7, 2005 – Consolidated Container Company (CCC) completed the purchase of Mayfair Plastics in Carson, CA on June 30, 2005. This transaction, announced on June 17, provides CCC with a West Coast shuttle platform.

Steve Macadam, CEO of CCC, stated, “The acquisition of Mayfair Plastics brings a flexible, mid-market manufacturing capability to our West Coast customers and complements our existing beverage and wheel plants in Southern California. Mayfair Plastic’s superb customer service and flexibility has created a great brand identity in the Los Angeles region.”

Bill Melville, the former President of Mayfair Plastics, will assume a new role as a consultant for CCC, concentrating on sales and customer service.

Consolidated Container Company, which was created in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, National Dairy Holdings, The Procter & Gamble Company, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 56 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the acquisition, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to agree upon the terms of a definitive agreement; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; and (5) the businesses may suffer as a result of uncertainty surrounding the acquisition. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.